Exhibit 99.1

Kforce Inc.
1001 East Palm Ave.
Tampa, FL 33605
(NASDAQ: KFRC)

AT THE FIRM

Michael R. Blackman

Chief Corporate Development Officer

(813) 552-2927

KFORCE INC. REPORTS REVENUES OF $283.7 MILLION

AND EARNINGS OF $0.21 PER SHARE

•	TECH FLEX REVENUE UP 7.6% SEQUENTIALLY

•	TOTAL FIRM REVENUES UP 6.8% SEQUENTIALLY WITH ALL SEGMENTS SHOWING SEQUENTIAL GROWTH

TAMPA, FL, JULY 30, 2013 (Globe Newswire) — Kforce Inc. (NASDAQ: KFRC), a provider of professional staffing services and solutions, today announced results for its second quarter of 2013. Revenues for the quarter ended June 30, 2013 were $283.7 million compared to $265.6 million for the quarter ended March 31, 2013, an increase of 6.8%, and compared to $274.1 million for the quarter ended June 30, 2012, an increase of 3.5%. For the quarter ended June 30, 2013, Kforce reported net income of $6.9 million, or $0.21 per share, versus $3.1 million, or $0.09 per share, for the quarter ended March 31, 2013, an increase of 124.6% in net income and 133.3% in earnings per share. Net income and earnings per share for the second quarter of 2013 decreased 21.7% and 12.5%, respectively, versus net income of $8.9 million, or $0.24 per share, excluding the after-tax goodwill impairment charge, for the second quarter of 2012.

“We are pleased with our second quarter results as we experienced sequential Flex revenue increases across all of our segments, including a sequential increase of 7.6% for Tech and 6.2% for Finance and Accounting. Our investment in revenue responsible headcount is beginning to take hold, as we made progress toward our goal of accelerating revenue growth going into the second half of this year. In addition, we are also taking steps to improve operating margins and further accelerate leverage as we layer additional revenue on our operating platform.” said David L. Dunkel, Chairman and CEO. Mr. Dunkel continued, “Demand for our services, particularly in Technology, remains strong. We also continue to see a secular shift where our clients are increasingly seeking a higher degree of variability in the composition of their workforce as they look to mitigate economic uncertainty and the increasing complexity and costs of employment. As Kforce has approximately a 3% market share, we believe there are significant opportunities in the growing domestic professional staffing market. I want to thank all of our employees and consultants for their hard work, dedication and progress this past quarter.”

Joseph J. Liberatore, President, said, “The Firm continued to make progress in the second quarter of 2013. We are particularly pleased with the growth in Tech, our largest business unit, which experienced a strong finish to the quarter and continued strength into July. While we executed well across our entire customer base, our larger client revenue growth was particularly strong during the second quarter. In addition, we are pleased with the progress of our new hires against a backdrop of strong demand for our services. We are confident in the course we have set and we will continue to aggressively pursue business opportunities to gain client and market share.”

Mr. Liberatore noted additional operational results for the second quarter include:

•	Flex revenue of $270.4 million in Q2 ‘13 increased 6.4% from $254.1 million in Q1 ‘13 and increased 3.6% from $260.9 million in Q2 ‘12.

•	Search revenues of $13.3 million in Q2 ‘13 increased 15.2% from $11.6 million in Q1 ‘13 and increased 0.8% from $13.2 million in Q2 ‘12.

•	Sequential changes in Flex revenues on a billing day basis by segment were: 5.9% increase for Tech, 4.4% increase for FA, 0.7% increase for HIM and a 0.6% increase for Government Solutions.

•	Year-over-year changes in Flex revenues by segment were: 5.5% increase in Tech, 1.1% decrease in FA, 4.3% decrease in HIM and 8.1% increase in Government Solutions.

•	Revenue-responsible headcount increased 17.7% year-over-year.

David M. Kelly, Chief Financial Officer, said, “We have made significant progress towards our goal of accelerating revenue growth in the second half of the year. Q2 ‘13 and Q2 ’12 each contained 64 billing days while Q1 ‘13 contained 63 billing days. We expect to continue making selective human capital investments to drive top line performance as we continue to see positive indicators for the demand in our business. We remain confident in our strategy and long term prospects and expect to capitalize on the operating platform we have built to grow revenue and generate additional operating leverage.”

Financial highlights for the second quarter include:

•	Flex gross profit increased 110 basis points to 29.4% in Q2 ‘13 from 28.3% in Q1 ‘13 and increased 10 basis points from 29.3% in Q2 ‘12.

•	Selling, general and administrative expenses as a percentage of revenues was 27.7% in Q2 ‘13 as compared to 28.5% in Q1 ‘13 and 26.1% in Q2 ‘12.

•	In the second quarter of 2013, the Firm repurchased 1.02 million shares for $14.8 million; $69.1 million remains available for future repurchases under the Board authorization.

•	Bank debt under the Credit Facility increased to $50.1 million at the end of Q2 ‘13 as compared to $39.5 million at the end of Q1 ‘13, which was primarily attributable to the common stock repurchases.

Mr. Kelly stated, “In addition, looking forward to the third quarter of 2013, we expect revenues may be in the $293 million to $297 million range and earnings per share in the range of $0.26 to $0.28. The third quarter of 2013 has 64 billing days, the same as the second quarter of 2013.

On Tuesday, July 30, 2013, Kforce will host a conference call to discuss these results. The call will begin at 5:00 p.m. Eastern Time.

The dial-in number is (877) 344-3890. The conference passcode is Kforce. The replay of the call will be available from 8:00 p.m. EDT, Tuesday, July 30, 2013 through August 14, 2013 by dialing (855) 859-2056, passcode 86987269.

This call is being webcast by Shareholder.com and can be accessed at Kforce’s web site at www.kforce.com (select “Investor Relations”). The webcast replay will be available until August 14, 2013.

About Kforce

Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing flexible and permanent staffing solutions in the skill areas of technology, finance & accounting, and health information management. Backed by more than 2,600 associates and approximately 10,300 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and candidates. Kforce operates with 62 offices located throughout the United States and one office in the Philippines. For more information, please visit our Web site at http://www.kforce.com.

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting, Health Information Management and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to complete acquisitions; and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream, improve operating leverage and successfully put into place the people and processes that will create future success. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof identify certain of such forward-looking statements, which speak only as of the dates on which they were made. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

Kforce Inc.

Summary of Operations

(In Thousands, Except Per Share Amounts)

(Unaudited)

	Three Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012
Revenue by function:
Technology	$180,569	$167,635	$171,739
Finance & accounting	60,854	56,526	60,867
Health information management	18,969	18,636	19,978
Government solutions	23,297	22,830	21,545

Total revenue	283,689	265,627	274,129

Costs of services	190,842	182,291	184,363

Gross profit	92,847	83,336	89,766
GP %	32.7%	31.4%	32.7%
Flex GP %	29.4%	28.3%	29.3%

Selling, general & administrative expenses	78,503	75,693	71,414
Goodwill impairment	—	—	65,300
Depreciation & amortization	2,462	2,397	2,877

Income (loss) from operations	11,882	5,246	(49,825)

Other expense, net	205	256	265

Income (loss) from continuing operations before income taxes	11,677	4,990	(50,090)

Income tax expense (benefit)	4,729	1,896	(16,908)

Income (loss) from continuing operations	6,948	3,094	(33,182)

Income from discontinued operations, net of income taxes	—	—	15

Net income (loss)	$6,948	$3,094	$(33,167)

Earnings per share - diluted	$0.21	$0.09	$(0.90)
Adjusted EBITDA per share	$0.44	$0.23	$0.50
Shares outstanding - diluted	33,859	34,485	36,712

Adjusted EBITDA	$14,755	$7,904	$18,325

Other information:
Capital expenditures	$2,992	$2,618	$2,519
Equity-based compensation expense, net	$194	$170	$—
Working capital	$94,614	$89,987	$105,436

Selected balance sheet information:
Cash and cash equivalents	$1,064	$907	$812
Accounts receivable, less allowances	$164,713	$164,487	$179,408
Total assets	$345,169	$340,981	$369,467
Bank debt	$50,113	$39,549	$10,992
Total liabilities	$184,743	$173,335	$153,128
Total stockholders’ equity	$160,426	$167,646	$216,339

Billing days	64	63	64

Kforce Inc.

Key Statistics

(Unaudited)

	Q2 2013	Q1 2013	Q2 2012

Total Firm
Flex revenue (000’s)	$270,385	$254,075	$260,925
Revenue per billing day (000’s)	$4,225	$4,033	$4,077
Sequential flex revenue change	6.4%	-1.8%	1.4%
Hours (000’s)	4,598	4,288	4,411
Flex GP %	29.4%	28.3%	29.3%

Search revenue (000’s)	$13,304	$11,552	$13,204
Placements	940	865	956
Average fee	$14,151	$13,352	$13,817
Billing days	64	63	64

Technology
Flex revenue (000’s)	$175,213	$162,840	$166,044
Revenue per billing day (000’s)	$2,738	$2,585	$2,594
Sequential flex revenue change	7.6%	-0.3%	3.5%
Hours (000’s)	2,688	2,517	2,532
Flex GP %	27.8%	27.0%	27.9%

Search revenue (000’s)	$5,356	$4,795	$5,695
Placements	336	310	354
Average fee	$15,955	$15,472	$16,076

Finance & Accounting
Flex revenue (000’s)	$52,954	$49,861	$53,562
Revenue per billing day (000’s)	$827	$792	$837
Sequential flex revenue change	6.2%	-4.0%	-2.0%
Hours (000’s)	1,628	1,498	1,585
Flex GP %	30.9%	29.3%	31.0%

Search revenue (000’s)	$7,900	$6,665	$7,305
Placements	600	549	593
Average fee	$13,156	$12,135	$12,330

Health Information Management
Flex revenue (000’s)	$18,921	$18,544	$19,774
Revenue per billing day (000’s)	$296	$294	$309
Sequential flex revenue change	2.0%	-4.1%	2.3%
Hours (000’s)	282	273	294
Flex GP %	32.8%	31.8%	36.5%

Search revenue (000’s)	$48	$92	$204
Placements	4	6	9
Average fee	$12,126	$15,363	$22,739

Government Solutions
Flex revenue (000’s)	$23,297	$22,830	$21,545
Revenue per billing day (000’s)	$364	$362	$337
Sequential flex revenue change	2.0%	-5.6%	-6.3%
Flex GP %	35.4%	31.8%	30.0%

Kforce Inc.

Selected Financial Information and Reconciliations

(In Thousands, Except Per Share Amounts)

(Unaudited)

Quarterly Adjusted EBITDA

	Three Months Ended
	June 30, 2013		March 31, 2013		June 30, 2012
	$	Per share	$	Per share	$	Per share
Net income (loss)	$6,948	$0.21	$3,094	$0.09	$(33,167)	$(0.90)
Income from discontinued operations, net of income taxes	—	—	—	—	15	0.00

Income (loss) from continuing operations	$6,948	$0.21	$3,094	$0.09	$(33,182)	$(0.90)
Goodwill impairment, pre-tax	—	—	—	—	65,300	1.77
Depreciation & amortization	2,462	0.07	2,397	0.07	2,877	0.08
Amortization of restricted stock	326	0.01	274	0.00	—	—
Interest expense and other	290	0.01	243	0.00	238	0.01
Income tax expense (benefit)	4,729	0.14	1,896	0.07	(16,908)	(0.46)

Adjusted EBITDA	$14,755	$0.44	$7,904	$0.23	$18,325	$0.50

Weighted average shares outstanding - basic	33,754		34,391		36,712
Weighted average shares outstanding - diluted	33,859		34,485		36,807

Adjusted EBITDA, a non-GAAP financial measure, is defined as earnings before discontinued operations, non-cash impairment charges, interest, income taxes, depreciation and amortization and stock-based compensation expense. Adjusted EBITDA should not be considered a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.

Adjusted EBITDA is a key measure used by management to evaluate its operations and to provide useful information to investors. This measure should not be considered in isolation or as an alternative to net income, cash flows data or other financial statement information presented in the consolidated financial statements as indicators of financial performance or liquidity. This measurement is not determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations. The measures as presented may not be comparable to similarly titled measures of other companies.